Exhibit 99.1

ISS RECOMMENDS VOTE “FOR” ACQUISITION OF ANCESTRY.COM BY PERMIRA

PROVO, Utah, December 11, 2012 – Ancestry.com (Nasdaq:ACOM), the world’s largest online family history resource, today announced that Institutional Shareholder Services (“ISS”), one of the leading independent U.S. proxy advisory firms, has recommended that the stockholders of Ancestry.com vote “FOR” the proposals in its proxy statement for the special meeting scheduled to be held on December 27, 2012 at the Provo Marriott Hotel and Conference Center, which is located at 101 West 100 North, Provo, Utah 84601, on December 27, 2012, at 8:30 a.m. Mountain Time.

At the special meeting, Ancestry.com’s stockholders will be asked to consider and vote on proposals including (i) to adopt the merger agreement pursuant to which affiliates of Permira, a leading private equity firm, will acquire the Company, (ii) to approve certain compensation that may become payable to Ancestry.com’s named executive officers in connection with the merger and (iii) to adjourn or postpone the special meeting, if necessary, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

In its recommendation of the proposal to adopt the merger agreement, ISS stated “a vote FOR this proposal is warranted based on the company’s rationale, premium received, support of a large shareholder, and the sales process conducted which included a market check.”*

Your vote is important, regardless of the number of shares you own, and all Ancestry.com stockholders are encouraged to vote. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of Ancestry.com common stock is a condition to the completion of the merger. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, require the affirmative vote of holders of a majority of the voting power present and entitled to vote thereon.

*	Permission to quote from the ISS report was neither sought nor obtained.

About Ancestry.com

Ancestry.com Inc. (Nasdaq: ACOM) is the world’s largest online family history resource, with approximately 2 million paying subscribers. More than 11 billion records have been added to the site in the past 16 years. Ancestry users have created more than 41 million family trees containing approximately 4 billion profiles. In addition to its flagship site, Ancestry.com offers several localized Web sites designed to empower people to discover, preserve and share their family history.

About Permira

Permira is a European private equity firm with global reach. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. Founded in 1985, the firm advises funds with a total committed capital of approximately $26 billion.

Permira established its presence in North America with the opening of the New York office in 2002 followed by the Menlo Park office in 2008. The Permira funds have a long track record of successful technology and digital media investing in companies around the world including Odigeo, NDS, Renaissance Learning and Genesys. Since 1997, over 30% of the Permira funds’ investments have been in the core sector of Technology, Media & Telecom.

For more information visit: www.permira.com.

Forward-looking Statements

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this document, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain stockholder approval or the failure to satisfy the closing conditions. Factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2011 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company has filed with the SEC and furnished to the Company’s stockholders a definitive proxy statement dated November 30, 2012. Stockholders are urged to read the proxy statement because it contains important information about the proposed transaction. Investors and security holders may obtain a free copy of documents filed by Ancestry.com with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of Ancestry.com’s filings with the SEC from Ancestry.com’s website at ir.ancestry.com.com/sec.cfm or by directing a request to: Ancestry.com 360 West 4800 North, Provo, Utah 84604, Attn: Investor Relations, (801) 705-7942.

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 11, 2012. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation has been included in the definitive proxy statement the Company filed with the SEC on November 30, 2012.

Ancestry.com Contact Information

Investors:	Media:
Aaron Felix	Heather Erickson
(801) 705-7942	(801) 705-7104
afelix@ancestry.com	herickson@ancestry.com